Exhibit 99.1

January 18, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

    TULSA, Okla. – Jan. 18, 2011 - ONEOK Partners, L.P. (NYSE: OKS) today released its 2011 earnings guidance and increased its 2010 earnings guidance.

ONEOK Partners’ 2011 net income is expected to be in the range of $525 million to $575 million, primarily reflecting higher anticipated fee-based earnings from increased natural gas liquids (NGL) volumes gathered and transported, and higher NGL optimization volumes resulting from increased fractionation and transportation capacity available in the natural gas liquids segment; and increased natural gas processing volumes in the natural gas gathering and processing segment.  These increases will be offset partially by lower expected earnings in the natural gas pipelines segment.

 “Our 2011 earnings guidance reflects the benefits from our more than $2 billion of previous investments, resulting in higher anticipated volumes in our NGL segment,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.  “Our 2011 earnings guidance also includes higher expected processing volumes in the natural gas gathering and processing segment.”

 “During 2010, we announced plans to invest approximately $1.5 billion to $1.8 billion over the next three years for projects in the Bakken Shale, Cana-Woodford Shale and Granite Wash plays in our natural gas gathering and processing and NGL business segments,” Gibson added.  “These projects will provide a strong foundation for future earnings growth that will strengthen the partnership’s position as an attractive investment for unitholders,” he said.

The midpoint of ONEOK Partners’ 2011 net income guidance is $550 million.  The midpoint for ONEOK Partners’ 2011 operating income guidance is $656 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be in the range of $925 million to $975 million.  The 2011 earnings guidance is consistent with the partnership’s previous estimate of average annual EBITDA growth of 14 to 18 percent from 2011 to 2013, announced in October 2010.

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

Preliminary estimates for the partnership’s 2011 distributable cash flow (DCF) are expected to be in the range of $625 million to $675 million.

2011 earnings guidance includes a 1 cent per quarter increase in unitholder distributions, while maintaining a minimum coverage ratio of 1.05 times distributable cash flow.  ONEOK Partners also indicated previously that it expects to increase its distributions between 5 percent to 10 percent annually in 2012 and 2013.  Actual unitholder distribution declarations are subject to ONEOK Partners board approval.

Additional information is available in Exhibits A and B in the guidance tables on the ONEOK Partners website.

ONEOK Partners also announced that 2010 net income is expected to increase to $470 million to $475 million, slightly above the earnings guidance range of $450 million to $470 million provided on Sept. 30, 2010.  Distributable cash flow is expected to be at the high end of the range of $570 million to $590 million provided on Sept. 30, 2010.

NATURAL GAS GATHERING AND PROCESSING SEGMENT

The midpoint of the natural gas gathering and processing segment’s 2011 operating income guidance is approximately $182 million.

The 2011 earnings guidance reflects higher anticipated natural gas volumes processed as a result of new supply connections in the Bakken Shale in the Williston Basin in North Dakota and the Cana-Woodford Shale in Oklahoma, offset partially by higher operating expenses and lower gathering volumes in the Powder River Basin.  Natural gas volumes processed are expected to increase approximately 9 percent from 2010 levels, while natural gas volumes gathered are expected to remain relatively flat compared with 2010.

For 2011, financial hedges are in place on approximately 74 percent of the segment’s expected equity natural gas production at an average price of $5.61 per MMBtu; 61 percent of its expected equity natural gas liquids production at an average price of $1.26 per gallon; and 75 percent of its expected equity condensate production at an average price of $2.13 per gallon.

The average unhedged prices used in ONEOK Partners’ 2011 earnings guidance are $88.60 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $4.10 per MMBtu for NYMEX natural gas and $1.13 per gallon for composite natural gas liquids.

   For 2011, the partnership estimates that in its natural gas gathering and processing segment a 1 cent per gallon change in the composite price of NGLs would change annual net margin by approximately $1.2 million. A $1.00 per barrel change in the price of crude oil would change annual net margin by approximately $1.1 million. Also, a 10 cent per million British thermal unit (MMBtu) change in the price of natural gas would change annual net margin by approximately $1.1 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

NATURAL GAS PIPELINES SEGMENT

The midpoint of the natural gas pipelines segment’s 2011 operating income guidance is approximately $148 million, reflecting higher operating expenses and the effect of lower natural gas prices on retained fuel.  Currently, approximately 85 percent of transportation capacity and more than 90 percent of natural gas storage capacity is contracted for 2011.

NATURAL GAS LIQUIDS SEGMENT

The midpoint of the natural gas liquids segment’s 2011 operating income guidance is approximately $326 million, reflecting higher anticipated fee-based earnings from increased NGL volumes gathered and transported, primarily in the Mid-Continent; and higher NGL optimization volumes resulting from increased fractionation and transportation capacity available.  These 2011 increases are offset partially by higher operating expenses and the one-time gain on the sale of a 49 percent ownership interest in Overland Pass Pipeline Company recorded in 2010.

2011 guidance assumes the average Conway-to-Mont Belvieu ethane price differential to be 9 cents per gallon, compared with 10 cents per gallon in 2010.

OTHER

Equity earnings from investments are estimated to be approximately $106 million in 2011 and reflect the deconsolidation of Overland Pass Pipeline, in which the partnership now owns a 50 percent interest after selling a 49 percent interest in September 2010.  Northern Border Pipeline’s transportation capacity is fully subscribed through October 2011.

 2011 other income is estimated to be higher due to higher allowance for funds used during construction (AFUDC) as a result of the previously announced growth projects of approximately $1.5 billion to $1.8 billion between now and 2013.

CAPITAL EXPENDITURES

For 2011, ONEOK Partners’ capital expenditures are expected to be approximately $1.1 billion, comprised of approximately $1.0 billion in growth capital, related primarily to the announcement of approximately $1.5 billion to $1.8 billion of growth projects between now and 2013; and $105 million in maintenance capital.  Maintenance capital is expected to increase as a result of increased investments related to non-discretionary environmental compliance projects and scheduled maintenance turnarounds at NGL fractionation facilities.

2010 FINANCIAL RESULTS

ONEOK Partners will release its full-year 2010 financial results on Feb. 21, 2011, following the close of market.  The management of ONEOK Partners will conduct a conference

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

call on Tuesday, Feb. 22, 2011, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK Partners’ website.

To participate in the telephone conference call, dial 866-837-9780, pass code 1506279, or log on to the webcast at www.oneokpartners.com.

For those unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com .  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1506279.

LINK TO EXHIBITS

http://www.oneokpartners.com/InvestorInformation/FinancialInformation/EarningsInformation/~/media/ONEOKPartners/
GuidanceDocs/OKS2011guidance_13dn390.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release anticipated earnings before interest, taxes, depreciation and amortization (EBITDA) and Distributable Cash Flow (DCF) levels, which are non-GAAP financial measures.  EBITDA and DCF are used as measures of the partnership’s financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

 The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

·	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;
·
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

·	the capital intensive nature of our businesses;
·	the profitability of assets or businesses acquired or constructed by us;
·	our ability to make cost-saving changes in operations;
·	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
·	the uncertainty of estimates, including accruals and costs of environmental remediation;
·	the timing and extent of changes in energy commodity prices;
·
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

·
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

·	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
·	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
·	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
·	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC); and the Pipeline and Hazardous Materials Safety Administration (PHMSA);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FG OKS-FG

# # #

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

ONEOK Partners, L.P. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

		2010
	2011	Guidance
	Guidance	(Sept. 30, 2010)	Change
(Millions of dollars)

Operating income
Natural Gas Gathering and Processing	$182	$155	$27
Natural Gas Pipelines	148	165	(17)
Natural Gas Liquids	326	267	59
Other	-	(1)	1
Operating income	656	586	70
Equity earnings from investments	106	101	5
Other income (expense)	17	-	17
Interest expense	(213)	(208)	(5)
Income before income taxes	566	479	87
Income taxes	(16)	(19)	3
Net income attributable to ONEOK Partners, L.P.	$550	$460	$90

Capital expenditures
Natural Gas Gathering and Processing	$544	$259	$285
Natural Gas Pipelines	40	27	13
Natural Gas Liquids	531	177	354
Other	1	1	-
Total capital expenditures	$1,116	$464	$652

Growth	$1,011	$394	$617
Maintenance	105	70	35
Total capital expenditures	$1,116	$464	$652

*Amounts shown are midpoints of ranges provided.

-more-

ONEOK Partners Provides Higher 2011 Earnings Guidance;
Increases 2010 Earnings Guidance

ONEOK Partners, L.P. and Subsidiaries			Exhibit B
EARNINGS GUIDANCE*

		2010
	2011	Guidance
	Guidance	(Sept. 30, 2010)	Change
(Millions of dollars)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$550	$460	$90
Interest expense	213	208	5
Depreciation and amortization	183	174	9
Income taxes	16	19	(3)
Allowance for equity funds used during construction, other	(12)	(1)	(11)
EBITDA	$950	$860	$90
Interest expense	(213)	(208)	(5)
Maintenance capital	(105)	(70)	(35)
Equity earnings from investments	(106)	(101)	(5)
Distributions received from investments	135	125	10
Current income tax expense and other	(11)	(10)	(1)
(Gain)/Loss on sale of assets	-	(16)	16
Distributable cash flow	$650	$580	$70

*Amounts shown are midpoints of ranges provided.